Exhibit 99.2

NEWS RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical Reports 4th Quarter and Year-End 2008 Financial Results

SAN DIEGO, CA — March 31, 2009 — Inovio Biomedical Corporation (AMEX: INO) (“Inovio”) today reported financial results for the quarter and year ended December 31, 2008.

Total revenue for the quarter and year ended December 31, 2008, was $327,000 and $2.1 million, respectively, compared with $3.3 million and $4.8 million for the same periods in 2007. Revenue consisted of license fees and milestone payments, and amounts earned from collaborative research and development arrangements and grants.

Total operating expenses for the quarter and year ended December 31, 2008, were $3.8 million and $15.8 million, respectively, compared with $5.1 million and $20.7 million for the same periods in 2007.

The net loss attributable to common stockholders for the quarter and year ended December 31, 2008, was $3.6 million, or $0.08 per share, and $13.0 million, or $0.30 per share, respectively, compared with a net loss attributable to common stockholders of $1.0 million, or $0.02 per share, and $11.2 million, or $0.27 per share, for the same periods in 2007.

Revenue

Revenue from license fees and milestone payments for the quarter and year ended December 31, 2008, was $180,000 and $791,000, respectively, as compared to $2.2 million and $2.8 million for the same periods in 2007. The decrease in license fees and milestone payments for the year ended December 31, 2008, as compared to fiscal 2007, was primarily due to the recognition in the fiscal fourth quarter of 2007 of a $2.0 million milestone payment by Merck resulting from their filing of an investigational new drug application for a second product using Inovio’s electroporation DNA delivery technology. Under our agreement with Merck, we may receive additional future payments linked to the achievement of other development milestones. Revenue from other license agreements remained consistent during the years ended December 31, 2008 and 2007.

Revenue recorded under collaborative research and development arrangements for the quarter and year ended December 31, 2008 was ($81,000) and $1.1 million, respectively, as compared to $1.1 million and $1.9 million for the same periods in 2007. The decrease in revenue under collaborative research and development arrangements during the year ended December 31, 2008, as compared to the 2007 fiscal year, was due to a $368,000 decrease in Wyeth billings based on our collaborative agreement related to the commercialization of the Elgen device and $408,000 in lower Merck collaborative research billings during 2008 as compared to 2007. Billings from research and development work performed pursuant to the Wyeth and Merck agreements are recorded as revenue as the related research expenditures are incurred. Revenues from collaborative research and development arrangements are expected to decline in 2009 as Wyeth continues to evaluate internal strategic options prior to initiating further development of electroporation-based infectious disease programs. Under our research and collaboration agreement with Merck, we have provided the majority of the required device development for use in their clinical trials. Development activities for Merck will be limited until trial results are obtained.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0119 • Email: investor.relations@inovio.com

Grant and miscellaneous revenue for the quarter and year ended December 31, 2008, was $228,000, as compared to $55,000 and $160,000 for the same periods in 2007. The increase in grant and miscellaneous revenue was due to more revenue recognized from U.S. Army grants during fiscal 2008 as compared to fiscal 2007. On September 26, 2008, Inovio received a new contract for $933,000 from the Department of Defense (U.S. Army) to continue research and development of DNA-based vaccines delivered via our proprietary electroporation system. The contract, titled “Design and Engineering of the Elgen Gene Delivery System for Screening and Validation of Vaccine Candidates of Military Relevance,” will run through May 2010. This project is focused on identifying DNA vaccine candidates with the potential to provide rapid, robust immunity to protect against biowarfare and bioterror attacks.

Operating Expenses

Research and development expenses for the quarter and year ended December 31, 2008, were $1.2 million and $5.8 million, respectively, as compared to $1.9 million and $9.6 million for the same periods in 2007. The decrease in research and development expenses for the year ended December 31, 2008, as compared to fiscal 2007, was primarily due to a decrease in clinical trial expenses associated with patient enrollment, clinical site costs, data collection and monitoring costs related to the discontinued SECTA clinical trials. Additional decreases are associated with reduced use of consulting and advisory services, offset by higher labor and other development costs associated with expansion of in-house engineering and research expertise. Research and development expenses attributable to our Norwegian subsidiary, Inovio AS, were $751,000 and $697,000 for the years ended December 31, 2008 and 2007, respectively.

General and administrative expenses, which include business development expenses, for the quarter and year ended December 31, 2008, were $2.6 million and $10.0 million, respectively, as compared to $3.3 million and $11.1 million for the same periods in 2007. The decrease in general and administrative expenses for the year ended December 31, 2008, as compared to fiscal 2007, was primarily due to a decrease in outside consulting and advisory services related to partnering our SECTA therapy program as well as a decrease in personnel costs and employee stock-based compensation expense, offset by increased legal fees related to the execution of the definitive merger agreement with VGX as well as other corporate matters. General and administrative costs attributable to Inovio AS were $150,000 and $84,000 for the years ended December 31, 2008 and 2007, respectively.

Net Loss Attributable to Common Stockholders

The $1.8 million increase in net loss attributable to common stockholders for the year ended December 31, 2008, as compared to the same period in 2007, resulted mainly from a decrease in other income of $3.4 million primarily due to the revaluation of registered common stock warrants issued by us in October 2006 and August 2007; the decrease in revenues during 2008 as compared to 2007 due to the $2.0 million milestone payment received from Merck in December 2007; and decreased licensing and collaborative research and development revenue recognized from our agreements with Merck and Wyeth. The increase in net loss attributable to common stockholders was offset by a decrease in research and development and general and administrative expenses.

Capital Resources

We ended the year 2008 with cash and cash equivalents of $14.1 million and working capital of $554,000, as compared to $27.3 million in cash and short-term investments and $25.6 million in working capital as of December 31, 2007.

The decrease in working capital during the year ended December 31, 2008, was partly due to expenditures related to research and development as well as general and administrative expenses related to consultants, legal, accounting and audit, and corporate development.  In addition, a substantial reduction in working capital was due to the reclassification on our balance sheet of $13.6 million of auction rate securities (ARS) from current assets to non-current assets as a result of the auction rate securities (ARS) market becoming illiquid. The ARS are now classified as long-term investments and related auction rate security rights (ARS Rights).

In December 2008, Inovio, via our wholly-owned subsidiary Genetronics, Inc., which holds the ARS, accepted an offer of ARS Rights from our investment advisor, UBS. The ARS Rights permit us to require UBS to purchase our ARS at par value at any time during the period of June 30, 2010 through July 2, 2012.

In conjunction with the acceptance of the ARS Rights, we amended our existing loan agreement with UBS Bank USA, increasing the existing credit line to $12.1 million, with the ARS pledged as collateral. The loan is being treated as a “no net cost loan”, bearing interest at a rate equal to the average rate of interest paid to Genetronics on the pledged ARS. The net interest cost to Genetronics will be zero. We fully drew down on this line of credit in December 2008.

Corporate Update

In 2008, Inovio focused on advancing its proprietary electroporation DNA delivery technology and DNA vaccine research and development, supporting license partners and collaborators that are using its electroporation technology, and undertaking strategic corporate initiatives aimed at further strengthening the company’s competitive positioning and opportunities in the DNA vaccine field.

Internal Research & Development

Inovio continues to design and engineer electroporation devices with advancements in applicability, size, cost, and tolerability.

Inovio also achieved preclinical milestones with respect to proprietary vaccine development:

•                  In a preclinical study of mice with metastatic melanoma treated with a DNA-based therapeutic vaccine via intramuscular delivery, six of eight (75%) were tumor-free at the conclusion of the study.

•                  In another preclinical study of two proprietary plasmid DNA-based universal influenza vaccine candidates using the company’s proprietary electroporation delivery technology and, specifically, a new intradermal device, 100% of immunized mice given a lethal challenge of highly pathogenic H5N1 influenza virus (A/Vietnam/1203/04) survived and showed only minor weight loss. These experimental universal vaccines were based on conserved genes common to multiple strains of seasonal influenza and potential pandemic influenza, suggesting the possibility to provide widespread protection against multiple strains rather than just a single strain of influenza virus.

Partner/Collaborator Development Activity

New data in 2008 from clinical studies conducted by partners/collaborators provided further encouragement regarding the capability of Inovio’s electroporation delivery technology to enable DNA vaccines and DNA-based immunotherapies. Key results include:

•                  Tripep AB, reported positive additional interim results from its ongoing phase I/II clinical study of its therapeutic DNA vaccine against hepatitis C virus (HCV). This vaccine was delivered using Inovio’s in vivo electroporation-based DNA delivery system. In the third and highest dose cohort of the study, two of three subjects demonstrated reductions in viral load of 93% and 99.7%. Previously reported middle dose cohort results demonstrated an 87% and 98% reduction in HCV in two of three subjects, while no anti-viral effect was observed in the low dose cohort. No safety issues have been noted to date in the trial. These data suggest a potential dose response of the vaccine and supported the inclusion of three additional subjects in the high dose cohort.

•                  Final results of a first-in-man Phase I clinical study of a treatment for metastatic melanoma, using a DNA-based therapy designed to express a therapeutic protein through in vivo delivery using electroporation, were published in the Journal of Clinical Oncology. The study, conducted by the Moffitt Cancer Center, showed that the therapy was safe and achieved regression not only of treated melanoma skin lesions, but also partial and complete regression of distant untreated lesions, suggesting a systemic immune response to the localized treatment.

Corporate Development

Inovio continues to seek new and extend existing partnerships and collaborations:

•                  In 2008, the company secured a new contract for $933,000 from the Department of Defense (U.S. Army) to continue research and development of biowarfare and bioterror-targeted DNA-based vaccines delivered via our proprietary electroporation system.

•                  The International AIDS Vaccine Initiative (IAVI) expanded a research license initially signed in March 2007 to use Inovio’s electroporation delivery technology to conduct pre-clinical research on HIV genes and vaccine candidates.

•                  Inovio entered into a new license agreement with Advanced BioScience Laboratories, Inc. (ABL) so that ABL may conduct certain internal research on DNA vaccines delivered using electroporation and to offer electroporation delivery of DNA vaccines as a service for research customers.

On July 7, 2008, Inovio and VGX Pharmaceuticals, Inc. (“VGX”), a privately-held developer of DNA vaccines,  executed a definitive merger agreement, which the parties then amended and restated on December 5, 2008.  The amended merger agreement provides for the issuance of Inovio’s securities in exchange for all of the outstanding securities of VGX and the merger of VGX with and into an Inovio acquisition subsidiary.   The parties believe that this merger will combine extensive intellectual property in the areas of DNA vaccines and in vivo electroporation-based DNA delivery with the goal of creating a strong competitive platform to research and develop preventive and therapeutic electroporation-based DNA vaccines against cancers and chronic infectious diseases such as HIV and hepatitis C virus.  Completion of the merger is contingent upon registration with the SEC of the Inovio securities to be issued, approval from both companies’ stockholders, and other customary closing conditions. On March 31, 2009, with the approval of their respective boards of directors, Inovio and VGX executed a further amendment to the merger agreement, extending the “End Date,” as defined by the termination provisions of the agreement, from March 31, 2009 to June 30, 2009.  All other terms and conditions of the merger agreement remain unchanged. Inovio and VGX are committed to completion of the merger and are taking the necessary steps to complete the registration process with the SEC.

Investors and the public are encouraged to read the relevant pending registration/proxy solicitation-related documents filed with the SEC with respect to the pending merger with VGX because they contain important information about the companies, the merger, the securities to be issued and the expectations for the combined company. The pending joint registration statement/proxy statement on Form S-4 and other merger-related documents, including the amended and restated merger agreement and subsequent amendment, are available, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents from Inovio.

Inovio maintains a broad-based patent portfolio (both original and in-licensed technologies) that as of December 5, 2008, included over 62 issued U.S. patents and 181 issued foreign counterpart patents, all of which collectively include claims to methods and/or devices for clinical use in the electroporation medical arts. Specifically, patented subject matter, as well as subject matter pending in the U.S. and foreign patent offices, includes method and device claims for delivering by electroporation medically important substances to the interior of cells in various body tissues such as a patient’s muscle, skin, and other organs. Of further importance to Inovio, the currently issued patents provide a strong base for the claimed subject matter for the various indications to at least the year 2017 and numerous claims will be in force to between 2018 and 2020.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery - electroporation - which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Tripep, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and our pending merger transaction. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies, and the uncertainties inherent in the registration and meeting processes required to complete the pending transaction. These factors also include issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, assessments of our technology by potential corporate or other partners or collaborators, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 and our other regulatory filings from time to time. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, that the contemplated transaction will be consummated in the timeframe discussed or at all, or that any of the forward-looking information provided herein will be proved accurate.

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007

ASSETS
Current assets:
Cash and equivalents	$14,115,281	$10,250,929
Short-term investments	—	16,999,600
Accounts receivable	671,187	1,139,966
Prepaid expenses and other current assets	477,285	613,656
Total current assets	15,263,753	29,004,151
Long-term investments	9,169,471	—
Auction rate security rights	4,281,494	—
Fixed assets, net	353,807	401,727
Intangible assets, net	5,850,540	6,186,430
Goodwill	3,900,713	3,900,713
Other assets	167,250	282,000
Total assets	$38,987,028	$39,775,021
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,367,300	$1,807,305
Accrued clinical trial expenses	399,919	573,767
Line of credit	12,109,423	—
Common stock warrants	224,582	367,071
Deferred revenue	523,544	544,410
Deferred rent	84,814	61,946
Total current liabilities	14,709,582	3,354,499
Deferred revenue, net of current portion	4,269,151	4,335,806
Deferred rent, net of current portion	14,898	99,712
Deferred tax liabilities	887,250	950,250
Total liabilities	19,880,881	8,740,267

Commitments and contingencies

Stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding: 71 and 113,382 at December 31, 2008 and December 31, 2007, respectively	—	113
Common stock—par value $0.001; Authorized shares: 300,000,000, issued and outstanding: 44,116,800 and 44,023,050 at December 31, 2008 and 43,870,989 and 43,814,739 at December 31, 2007, respectively	44,022	43,815
Additional paid-in capital	171,868,914	170,730,621
Receivables from stockholders	—	(50,000)
Accumulated deficit	(152,812,948)	(139,847,326)
Accumulated other comprehensive income	6,159	157,531
Total stockholders’ equity	19,106,147	31,034,754
Total liabilities and stockholders’ equity	$38,987,028	$39,775,021

INOVIO BIOMEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2008	2007	2006

Revenue:
License fee and milestone payments	$791,401	$2,793,478	$1,337,105
Revenue under collaborative research and development arrangements	1,077,967	1,854,303	962,207
Grants and miscellaneous revenue	228,264	159,948	1,168,866
Total revenue	2,097,632	4,807,729	3,468,178
Operating expenses:
Research and development	5,750,494	9,625,947	8,509,785
General and administrative	10,005,602	11,080,202	8,304,587
Total operating expenses	15,756,096	20,706,149	16,814,372
Loss from operations	(13,658,464)	(15,898,420)	(13,346,194)
Other income, net	49,006	3,421,580	320,706
Interest income, net	643,836	1,272,397	681,546
Net loss	(12,965,622)	(11,204,443)	(12,343,942)
Imputed and declared dividends on preferred stock	—	(23,335)	(2,005,664)
Net loss attributable to common stockholders	$(12,965,622)	$(11,227,778)	$(14,349,606)
Amounts per common share—basic and diluted:
Net loss	$(0.30)	$(0.27)	$(0.40)
Imputed and declared dividends on preferred stock	—	—	(0.06)
Net loss attributable to common stockholders	$(0.30)	$(0.27)	$(0.46)
Weighted average number of common shares outstanding—basic and diluted	43,914,004	41,493,412	31,511,683